Exhibit 10.2

Information identified as “[***]” has been excluded from this exhibit because it is both immaterial and the type the Company treats as private or confidential.

EXECUTIVE EMPLOYMENT AGREEMENT

        EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between SelectQuote Insurance Services (the “Company”) and Ryan Clement (the “Executive”), dated as of February 10, 2023 (the “Agreement”).

1.Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the third anniversary thereof (the “Employment Period”); provided, that as of the expiration date of each of the initial Employment Period and any Renewal Period (as defined below), the Employment Period will automatically be extended for an additional year (each such one-year period, a “Renewal Period”), unless either party gives at least 90 days written notice prior to such expiration date of its intention not to renew the Employment Period; but, provided, further, that the Company may not give a notice of non-renewal during the two-year period following a Change of Control (as defined below) or in anticipation of a specific potential Change of Control. Notwithstanding the foregoing, the Employment Period shall immediately terminate upon any termination of the Executive’s employment with the Company and its subsidiaries pursuant to Section 3.

2.Terms of Employment.

(a)Title. During the Employment Period, the Executive shall serve as Chief Financial Officer and such other position(s) and title(s) as bestowed during the Employment Period, shall devote the Executive’s full business attention and time to the business and affairs of the Company, and shall use the Executive’s best efforts to perform faithfully and efficiently such responsibilities.

(b)Compensation and Employee Benefits.

(i)Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of no less than $375,000, less applicable withholding and payroll deductions, payable in accordance with the Company’s regular payroll practices (beginning with the February 1, 2023 payroll cycle). The Annual Base Salary will be reviewed at least annually by the Company’s Compensation Committee of the Board (the “Compensation Committee”) for increase but not decrease, provided that there is no guarantee that any annual review will result in an increase.

(ii)Annual Bonus Opportunity. During the Employment Period, the Executive shall participate in the Company’s annual bonus program for executives as in effect from time to time, pursuant to which the Executive will have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 50% of the Annual Base Salary (the “Target Bonus”). The actual amount of the Annual Bonus paid for each applicable fiscal year, if any, shall be determined pursuant to metrics set by the Compensation Committee in its discretion. Payment of any Annual Bonus shall be subject to the Executive’s continued employment through the applicable payment date, except as provided herein. Further, the Annual Bonus will be reviewed at least annually by the Compensation Committee for increase but not decrease, provided that there is no guarantee that any annual review will result in an increase. For FY23 only, the Annual Bonus will be prorated based off of a February 1, 2023 effective date.

(iii)Equity Awards. During the Employment Period, the Executive shall participate in the Company’s then in effect equity program from time to time, pursuant to which the Executive will have the opportunity to be awarded an equity grant (“Annual LTI Grant”) with a value of no less than $800,000 annually. The Annual LTI Grant will be reviewed at least annually by the Compensation Committee for increase but not decrease, provided that there is no guarantee that any annual review will result in an increase.

In February 2023, the Executive will also be eligible for a one-time equity grant of 62,500 RSUs pursuant to the Company’s 2020 Omnibus Incentive Plan. The Company will in reasonable good faith prepare an award agreement for this one-time award set forth above in greater detail. The Executive acknowledges that he will not be eligible for any further equity compensation awards prior to the Company’s 2024 fiscal year annual grant cycle.

(iv)Special Bonus. In addition to the Annual Bonus, the Executive will be entitled to receive a one-time special bonus in accordance with the terms of the Special Bonus Agreement attached hereto as Exhibit C.

(v)Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs generally applicable to other senior executives of the Company.

3.Termination of Employment.

(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 8(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Executive’s receipt of such notice (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean a condition that has resulted, or is reasonably expected to result, in the absence of the Executive from the Executive’s duties with the Company for 60 days within a 365-day period as a result of incapacity due to mental or physical illness.
(b)Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)willful refusal to perform in any material respect the Executive’s duties or responsibilities for the Company and its affiliates or to comply in any material respect with material policies and procedures of the Company and its affiliates;

(ii)conviction of or entry of a plea of guilty or nolo contendere to a crime (other than a vehicular misdemeanor);

(iii)material breach of this Agreement; or

(iv)fraud or other illegal conduct in the performance of the Executive’s duties for the Company and its affiliates;

provided, however, that the Executive’s termination of employment shall not be deemed to be for Cause unless (A) the Company has delivered to the Executive written notice describing the occurrence of one or more Cause events, (B) the Executive has, to the extent such event or events are curable, failed to cure such event or events within 10 days after his/her receipt of such written notice and (C) the Company has delivered to the Executive a Notice of Termination within 30 days after the expiration of the 10-day cure period.

(c)Good Reason. The Executive’s employment may be terminated by the Executive either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company without the Executive’s consent:

(i)a material breach by the Company of this Agreement;

(ii)a relocation of the Executive’s principal place of employment of more than 50 miles;

(iii)a reduction of the Annual Base Salary or a material reduction in the Target Bonus;

(iv)a material diminution of the Executive’s position, duties and responsibilities; or

(v)a notice of non-renewal of the Employment Period given by the Company pursuant to Section 1;

provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) the Executive has delivered to the Company written notice describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such event or events within 30 days after its receipt of such written notice and (C) the Executive has delivered to the Company a Notice of Termination within 30 days after the expiration of the 30-day cure period.

(d)Notice of Termination. Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 8(c). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the

Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination, which date shall be not more than 30 days after the delivery of such notice.

(e)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with or without Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein that is within 30 days following the date of notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date, and such acceleration shall for the avoidance of doubt not constitute a Termination by the Company), or (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as applicable. Effective as of the Date of Termination, the Executive shall resign from all offices and positions he may hold with the Company and its affiliates. The Executive agrees to execute any documentation necessary to effectuate the provisions of the foregoing sentence.

4.Obligations of the Company Upon Termination.

(a)Good Reason; Other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment without Cause (other than due to death or Disability) or the Executive terminates his employment for Good Reason, then, subject, in the case of clauses (ii), and (iv) below, to the Executive executing a release of claims in a form to be provided by the Company that is consistent in all material respects with the form of release set forth as Exhibit A hereto (as such form may be reasonably updated by the Company to reflect changes in law or in customary market practice), and such release becoming irrevocable in accordance with its terms prior to the 60th day following the Date of Termination (the “Release Date”), the Company shall pay or provide to the Executive the following:

(i)the portion of the Executive’s Annual Base Salary due for the period through the Date of Termination, reimbursement for business expenses incurred, (together, the “Accrued Obligations”), and any Annual Bonus earned for a fiscal year that concluded prior to the Date of Termination, in all cases, to the extent not theretofore paid, which obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination or as otherwise required by law;

(ii)a prorated bonus for the year during which occurs the Date of Termination, payable on the same date that bonuses are paid to Company executives generally (but in no event later than September 15 of the year that follows the year during which the Date of Termination occurs), equal to the product of (A) the Target Bonus multiplied by (B) a fraction, the numerator of which is the number of days elapsed during such year through the Date of Termination, and the denominator of which is 365 (366, if such year is a leap year);

(iii)a cash severance payment, payable within ten days of the Release Date, in an amount equal to one (1.5, if the Date of Termination occurs during the 90-day period prior to a Change of Control or during the two-year period commencing on a Change of Control (any such termination, a “Change of Control Termination”)) (as applicable, the “Severance Multiple”) times the sum of (A) the Annual Base Salary and (B) the Target Bonus (the “Severance Payment”); and

(iv)in the event the Executive elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and complies with all terms and conditions of the applicable plans, then until the earliest of (A) the end of the Severance Period (as defined below), (B) the 18-month anniversary of the Date of Termination, and (C) such time as the Executive becomes eligible to receive medical and dental benefits under another employer-provided plan, the Company shall reimburse the Executive for the excess of the monthly cost of premiums associated with such coverage over the portion of the monthly premiums for such coverage payable by a similarly situated active employee, with each reimbursement paid on or prior to the 10th day of the month to which the applicable premium relates; provided, however, that all such reimbursements that would otherwise be provided during the period between the Date of Termination and the Release Date shall be accumulated and paid within 10 days following the Release Date.

In addition, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive, in accordance with the terms of the applicable plan, program, policy, practice or contract, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company (including, without limitation, any vacation policy) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Other than as set forth in this Section 4(a), in the event of a termination of the Executive’s employment by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement. For the avoidance of doubt, if the Executive does not execute a release of claims in a form to be provided by the Company that is consistent in all material respects with the form of release set forth as Exhibit A hereto (as such form may be reasonably updated by the Company to reflect changes in law) or such release does not become irrevocable in accordance with its terms prior to the Release Date, then the Company shall have no obligation to pay or provide the payment and benefits set forth in Section 4(a)(ii-iv).

(b)Other Termination. If the Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 4(a), the Employment Period shall terminate without further obligations to the Executive under this Agreement, other than for payment of the Accrued Obligations within 60 days following the Date of Termination and the timely payment or provision of Other Benefits.

(c)Certain Definitions and Rules. For purposes hereof, (i) the “Severance Period” shall be a period of months commencing on the Date of Termination equal to the product of the applicable Severance Multiple multiplied by 12, (ii) a “Change of Control” shall mean either of (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) becoming the beneficial owner of 50% or more of the combined voting power of the then-outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); provided, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (4) any acquisition pursuant to a Non-Control Transaction (as defined below), or (B) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the ultimate parent entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, as the case may be (a Business Combination satisfying this exception, a “Non-Control Transaction”), (iii) if a termination described in Section 4(a) occurs during the 90- day period preceding a Change of Control but the Severance Payment is made prior to consummation of such Change of Control, the Company shall make the initial Severance Payment (based on the Severance Multiple that would apply for a Date of Termination not proximate to a Change of Control) and shall thereafter make an additional payment (no later than the earlier of the 91st day following the Date of Termination and the 74th day after such consummation) equal to the excess of the amount that would have been payable had the enhanced Severance Multiple been utilized for the initial Severance Payment over the amount actually paid pursuant to the Initial Severance Payment.

5.No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4(a) and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.Exclusive Service and Duty of Loyalty.

(a)Devotion of Time. While employed with the Company, Executive will provide Executive’s full working time exclusively to the service of the Company, and agrees not to provide services to another employer for compensation without advance notice and written approval from the Company to do so because same would create a conflict of interest with Executive’s obligations of exclusive service under this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Executive from engaging in nonprofit volunteer service activities, or serving on civic or community boards in a volunteer capacity so long as such activities do not create a conflict of interest or adversely affect the performance of Executive’s duties to the Company.

(b)Duty of Loyalty. While employed by the Company, Executive will have a duty of loyalty to the Company that includes the obligation to: (a) devote Executive’s best efforts to Executive’s employment duties and to further the interests of the Company, (b) to promptly notify the Company of business opportunities related to the Company’s line of business and not to pursue them independently for personal gain without the written authorization of the Company, (c) to avoid conflicts of interest, with the understanding that among other things it will be a conflict of interest for Executive to engage in competition with the Company or assist any party in efforts to pursue business activities that would compete with the business of the Company, or to hold a material or controlling interest in any business that is engaged in competition with the Company, without prior written approval of the Company, and (d) an obligation not to interfere with the business relationships between the Company and the customers, employees, suppliers and vendors the Company has ongoing business relationships with for the benefit of any person or entity who is engaged in, or preparing to engage in a competing business enterprise. The forgoing is referred to as my “Duty of Loyalty.”

7.Restrictive Covenants. In consideration of the Company’s commitments and promises hereunder, and the provision of trade secrets and other Confidential Information to Executive, the Executive agrees to the obligations and agreements set forth in Exhibit B (Restrictive Covenants) (the “Restrictive Covenants”), which are incorporated herein by reference in full. The Restrictive Covenants have been negotiated by sophisticated commercial parties. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public. In light of the foregoing acknowledgements, the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of the Restrictive Covenants or of any other limitations and obligations contained in this Agreement.

8.Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.Miscellaneous.

(a)Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(b)Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by email or facsimile (with confirmation of receipt) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address, email, or facsimile number on file with the Company.

If to the Company:

SelectQuote Insurance Services
6800 W. 115th St., Suite 2511
Overland Park, KS 66211

Attention: Legal Department
Email Address: legal.notices@selectquote.com

or to such other address, email address or facsimile number as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)Invalidity. If any term or provision of this Agreement or the Employee Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the Employee Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement and of the Employee Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e)Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive’s employment or this Agreement (including the terms of Section 6 and of the Employee Agreement) shall so survive such termination.

(f)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term "including" shall mean "including, without limitation."

(g)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)Section 409A.

(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code (“Section 409A”). Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments of nonqualified deferred compensation to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)Delay of Payments. Notwithstanding anything to the contrary in this Agreement, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment on account of the Executive’s separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A) shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(j)Parachute Payments. In the event that any payments or benefits received or to be received by the Executive pursuant to this Agreement or otherwise (i) constitute "parachute payments" within the meaning of Section 280G of the Code, as determined by the accounting firm that audited the Company prior to the relevant "change in ownership or control" within the meaning of Section 280G of the Code or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such change in ownership or control (the “Accounting Firm”) and (ii) but for this Section 9(j), would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then the Executive’s benefits under this Agreement shall be payable either: (A) in full, or (B) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. In the event that a lesser amount is paid under clause (ii)(B) above, then the elements of Executive’s payments hereunder shall be reduced in such order (1) as the Company determines, in its sole discretion, has the least economic detriment to the Executive and (2) which does not result in the imposition of any tax penalties under Section 409A on the Executive. To the extent the economic impact of reducing payments from one or more elements is equivalent, and subject to clause (2) of the preceding sentence, the reduction may be made pro rata by the Company in its sole discretion. In connection with making determinations hereunder, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the 280G CIC, including any noncompetition provisions that may apply to the Executive (whether set forth in this Agreement or otherwise), and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(k)Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to the Executive or be deemed a waiver by the Company of any of the Executive’s obligations hereunder or release the Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

(l)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto on the subject matter hereof and supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between the Executive and the Company (but not, for the avoidance of doubt, the Employee Agreement).

[Signature page follows]

    IN WITNESS WHEREOF, this Executive and the Company have executed this Agreement as of the date first above written.

                        EXECUTIVE:

/s/ Ryan M. Clement
Ryan M. Clement

                        COMPANY:

By:	/s/ Tim Danker
Name:	Tim Danker
Title:	Chief Executive Officer
Signature Page to Executive Employment Agreement

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I [will be leaving] [ceased] employment with Select Quote, Inc. (together with its parent and affiliated organizations, and its past and present officers, directors, agents, and employees, the “Company”) on __________________. In conjunction with my departure from the Company and as required by the Executive Employment Agreement between SelectQuote Insurance Services and me, dated __________, 20__ (the “Employment Agreement”) as a condition of my receipt of severance benefits pursuant to Section 4(a) thereof, I would like to resolve any differences I may have with the Company. Accordingly, I voluntarily enter into this separation agreement (this “Agreement”).

I understand that, whether or not I sign this Agreement, the Company will pay me the benefits described in Section 4(a)(i) of the Employment Agreement. In addition and only in exchange for signing this Agreement, the Company will provide me the benefits set forth in Sections 4(a)(ii iv) of the Employment Agreement (the “Additional Consideration”). I realize that I am not otherwise entitled to the Additional Consideration, but am receiving it only because I am entering into this Agreement. I also understand that I will receive the Additional Consideration only if I do not revoke this Agreement (as described below) and remain in compliance with this Agreement. I further understand that this Agreement is not an admission of liability or wrongdoing on behalf of either the Company or me.

In exchange for the Additional Consideration from the Company, I, on behalf of myself, my heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Releasors”) hereby waive, release, and forever discharge SelectQuote, Inc. and its subsidiaries and affiliates (which includes SelectQuote Insurance Services), and its and their respective divisions, branches, predecessors, successors, assigns, and past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers, and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) from any actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever, that any Releasor may have against any Releasee. I understand that among the claims hereby released are any claims under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. Seq (“ADEA”). I also understand that the Releasors are releasing all claims of any kind against the Releasees, including, but not limited to, claims (x) arising under any federal, state or local constitution, law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; ADEA; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act, each as amended, and any other claim of discrimination, harassment, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), (y) claims that the restrictions set forth in my Executive Employment Agreement (inclusive of those in Exhibit B (Restrictive Covenants) are not reasonable, necessary and enforceable as written (which are claims I also covenant not to assert in any legal proceeding), and (z) claims based on the law of contracts, torts or intentional torts. Notwithstanding the foregoing, this paragraph shall not release any Releasee from any claim that may not lawfully be waived.

I understand that, although I am releasing any claims I may now have against the Releasees, nothing in this Agreement will prevent me from filing a charge or complaint with, reporting possible violations of any law or regulation to, providing information or documents to, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other governmental authority charged with the enforcement of any laws, and nothing in this Agreement prevents me from exercising my right to engage in protected concerted activity with other employees under the National Labor Relations Act. However, to the extent permitted by applicable law, by signing this Agreement I am waiving any right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on my behalf, except for any right I may have to receive payment from a government agency (and not from the Company) for information provided to the government agency.

I acknowledge that I have: (i) reported to the Company any and all work-related injuries or occupational disease incurred during employment by the Company; (ii) been properly provided any leave requested under the FMLA or similar state/local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; and (iv) reported any pending judicial and administrative complaints, claims, or actions filed against the Company or any other released person or entity.

I agree not to disclose the terms of this Agreement to anyone except my spouse, attorney, or tax advisor, or as otherwise provided in this Agreement. I also agree that I will not make disparaging statements about the Company and the Company will instruct its directors and officers not to make disparaging statements about me.

I reaffirm my obligations under Section 6 of the Employment Agreement and under the Employee Agreement (as defined in the Employment Agreement).

I understand that I may take up to 21 days to decide whether to sign this Agreement. I also understand that, by way of this Agreement, the Company has advised me to consult with an attorney before signing this Agreement.

I understand that, even if I sign this Agreement, I can change my mind and revoke this Agreement within 7 days after I sign it by notifying the Company in writing of my decision to revoke. I realize that, if I do not revoke this Agreement during that 7-day period, the Agreement will become enforceable on the eighth day after I sign it (the "Effective Date"), and the Company will pay the Additional Consideration described above on the terms, and at the times, set forth in the Employment Agreement.

My signature below indicates that I have carefully considered the terms of this Agreement, and have signed it voluntarily.

Date:
[EXECUTIVE NAME]

Acknowledged and Agreed on behalf of SelectQuote Insurance Services:

By:
Name:
Title:

EXHIBIT B

RESTRICTIVE COVENANTS

References in this Exhibit B to “this Agreement” are a reference to the Executive Employment Agreement to which this Exhibit B is attached, and any agreements incorporated therein. In this Exhibit B, “I” and “me” refer to the Executive identified in the Executive Employment Agreement.
I acknowledge and agree that SelectQuote Insurance Services, inclusive of its Affiliates (defined below), collectively referred to herein as the “Company”, have invested significant time, money, and human resources in developing confidential information (inclusive of trade secrets), products, services, business relationships and related goodwill, innovative business methods and other intellectual property that are of special value to it. They are a critical factor in the Company’s success, and are of immeasurable and irreplaceable value.
A Company wishes to retain me as an employee in a position of special trust and confidence with a Company business where I will be entrusted with one or more of the following: (a) Confidential Information (defined below) related to my position, (b) special access to suppliers, customers, and other valuable business relationships of the Company, and/or (c) specialized training, and I wish to be retained in such a position. I agree that the foregoing investment in me by the Company would give me an unfair competitive advantage if my activities were not restricted as provided for in this Agreement during my employment and for a reasonable time after the date my employment ends (my “Termination Date”). Accordingly, I agree as follows:
1.    Confidential Information.
1.1.    Nondisclosure Obligation. I agree that during my employment and for so long thereafter as the information qualifies as “Confidential Information” under the terms of this Agreement, I will not engage in any use or disclosure of Confidential Information except where it is authorized and necessary in the performance of my job duties for the Company. I will comply with all Company policies and directives concerning my use, storage, and transfer of Confidential Information. Within the Company, I will not disclose Confidential Information to anyone who does not have a need to know it to perform their work duties. I will retain no records of Confidential Information after my employment ends. I will not disclose Confidential Information to the public or persons outside the Company without written approval of an authorized member of Company management. However, my nondisclosure obligations under this Agreement shall not prohibit any Protected Conduct (defined below).
1.2.    Definition of Confidential Information. In this Agreement “Confidential Information” means an item or compilation of information in any form (tangible or intangible) related to the Company’s business and of value to it that I first gained access to and/or gain knowledge of as a consequence of my employment with the Company if (a) the Company has not authorized public disclosure of it and (b) it is not readily available through lawful and proper means to the public or other persons outside the Company who can lawfully use it. Confidential shall be presumed to include (but is not limited to) nonpublic: information concerning the Company’s innovative business methods, and business plans; financial data; customer and prospective customer information (including customer lists and contract proposals); source code and computer programs; technical data and specifications; marketing research and planning; pricing and cost information and variables; supplier and vendor terms and agreements; data analytics, research, and compilations; research and development information regarding Company products and services; notes and internal records related to intellectual property developed by the Company; and trade secrets. An item of Confidential Information need not be marked “confidential” or otherwise labeled in a particular way to qualify as Confidential Information.

Due to its special value and utility as a compilation, a confidential compilation (like a customer list) will remain protected as Confidential Information even if some items in it are public. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Information that is entrusted to Company by third parties in confidence (“Third Party Confidential Information”) will also be handled by me in confidence, and in careful compliance with terms under which it is entrusted to the Company and any applicable laws and regulations related to such information (such as the Health Insurance Portability and Accountability Act (HIPAA), and other regulations concerning personal identifying information and nonpublic personal information). Irrespective of whether this information is Company property, I will handle Third Party Confidential Information as a form of Confidential Information protected by this Agreement.
2.    Company Records & Property. I will handle all Company property in compliance with Company policies regarding such property. All records related to the Company’s business received or created by me in the course of employment (such as but not limited to, email, notes, files, contact lists, drawings, maps, specifications, and calendars) will be the property of the Company. My authorization to access the Company’s computer systems is limited and use of such systems to compete or prepare to compete is not authorized use. A violation of this limitation may result in criminal or civil penalties. When my employment with the Company ends, or at the earlier request of the Company, I will return to the Company all Company property and records (including anything containing Confidential Information), without retaining any copies that I am not expressly authorized by the Company in writing to retain. Upon request, I will provide the Company reasonable means to access and verify that no Company records or other property has been retained by me on personal computers, cell phones, email, or cloud storage accounts, or in any other place that is subject to my ownership or control. Upon Company’s request, I will identify the steps taken by me to ensure that I have not retained any Confidential Information and will provide a sworn verification that all such information has been removed from my personal computers, accounts, and other places of storage where it might be located in accordance with the Company’s instructions.
3.    Restrictive Covenants. To avoid activities that are likely to result in interference with the Company’s business relationships, improper conversion of goodwill, probable use and/or disclosure of trade secrets and other Confidential Information, and the irreparable harm to the Company such events would cause, I agree to the following “Restrictive Covenants”:
3.1    Noncompete. During my employment and for a period of twelve (12) months after my Termination Date, I will not provide services to a Competitor in any role or position (as an employee, consultant or otherwise) within or related to the Restricted Area that would involve Competitive Activity. This is my “Noncompete” covenant.
3.2.    Customer Nonsolicit. During my employment and for a period of eighteen (18) months after my Termination Date, I will not, directly or through assistance to others, solicit a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company. This paragraph as my “Customer Nonsolicit” covenant.
3.3    Employee Nonsolicit. During my employment and for a period of eighteen (18) months after my Termination Date, I will not, (a) for the benefit of a Competitor, directly or through others, solicit or assist others in their efforts to solicit or recruit participate in soliciting a Covered Employee to leave the employment of the Company or to provide services to a Competitor, or (b) assist another business in efforts to hire away a Covered Employee. This is my “Employee Nonsolicit” covenant.

3.4    Key Relationship Interference. During my employment and for a period of eighteen (18) months after my Termination Date, I will not, for the benefit of a Competitor, directly or through others, participate in soliciting a Key Relationship holder to do business with a Competitor that it was not already doing, or to end or modify to the Company’s detriment an existing business relationship with the Company. This is my “Key Relationships” covenant.
3.5    Definitions & Understandings. For purposes of the foregoing Restrictive Covenants, the following definitions and understandings will apply:
a.    “Competitor” refers to a person or entity who is engaged in providing (or is planning to provide) Competitive Products in the markets where the Company does business. By way of example, and not limitation, the following are Competitors: eHealth, GoHealth, Goosehead, Assurance, HealthIQ, ExactCare, PillPack, DivvyDOSE, and [***]. I understand that the forgoing list of Competitors is not all of the Competitors covered by this Agreement, and that other Competitors will be covered by this Agreement.
b.    “Competitive Activity” means job duties or other business-related activities (as an employee, consultant, director, partner, owner or otherwise) that involve (i) services that are the same as or similar in function or purpose to those I performed, supervised or managed for the Company in the Look Back Period, (ii) the development or improvement of Competitive Products, (iii) interference with the Company’s customer relationships or Key Relationships, or (iv) duties or responsibilities that would otherwise be likely (whether intentional or not) to require or result in the use or disclosure of Confidential Information for the benefit of a Competitor.
c.    “Competitive Product” refers to goods or services of the type conducted, authorized, offered, or provided by the Company within two years prior to my Termination Date that Company remains in the business of providing and that would displace business opportunities for the Company’s goods or services (existing or under development) that I had involvement with or was provided Confidential Information about in the Look Back Period. The products and services provided by the Company are currently understood to be direct-to-consumer insurance distribution business, including lines of business, but not limited to, Medicare, Life, Final Expense, Property and Casualty, as well as population health and other healthcare partnerships and activities, including, but not limited to long term care pharmaceutical services. I agree that the scope and nature of the Company’s products and services with which I have involvement is likely to evolve and change over time such that new products and services will be added to the definition of “Competitive Product.” I stipulate that through my position of employment I will naturally be informed of such changes without any need for amendment or modification of this Agreement.
d.    “Covered Customer” means a customer of the Company that I had material contact with in the Look Back Period. Material contact will be presumed present if in the Look Back Period I (or persons under my supervision) had contact with the customer, or I was provided Confidential Information about the customer, or I received commissions or other beneficial credit for business conducted with the customer. Unless it would make the applicable restriction unenforceable, customers will be presumed to include active customer prospects as of the Termination Date that I have material contact with, and will not be limited to the end user or purchaser of the Company’s products or services, but shall also be understood to include buying groups, brokers, and comparable intermediaries who control, negotiate or have a material role in determining the purchaser’s terms for doing business with the Company.
e.    “Covered Employee” means an employee that I worked with, gained knowledge of, or was provided Confidential Information about as a result of my employment with Company during the Look Back Period. It will be presumed that a Covered Employee remains a Covered Employee for a period of ninety (90) days after termination if the employee’s employment ends as a result of his or her resignation from the Company.
f.    “Key Relationships” refers to strategic business relationships the loss or disruption of which would risk irreparable harm to the Company such as, but not limited to, insurance carriers, pharmacy and drug distribution contacts and resources, healthcare-related contacts and resources, brokers affiliated with the Company, suppliers the Company regularly does business with, independent contractors and sales representatives of the Company, and key technology service and product providers that the Company has an ongoing business relationship with that the Company does business with.
g.    “Look Back Period” means the last two (2) years of my employment with the Company (including any predecessor entities) or any lesser period of my employment if employed less than two years.
h.    “Restricted Area” is each state and county within the United States where the Company did business during the Look Back Period that I had material involvement in or was provided Confidential Information about based upon my job responsibilities and Confidential Information access as described below:
    (i)    if I am in a position where my responsibilities are not geographically limited to a specific geographic area (such as, by way of example but not limitation, senior management positions, engineers and software developers) or where I am provided Confidential Information that is not geographically limited (such as, by way of example but not limitation, management positions, researchers and developers, marketers, finance employees, human resources employees and engineers), then my assigned territory is the United States and every other country the Company is doing business in and/or marketing its goods or services to that I have some involvement with or access to Confidential Information about during the Look Back Period;
    (ii)    if I am in a position involving responsibilities and Confidential Information that is limited to a specific geographic area during the Look Back Period, then my assigned territory shall be the specific geographic area assigned to me during the Look Back Period based on the county, state, or other geographic boundary indicators used by the Company for such assignments in the ordinary course of business; and
    (iii)    in the rare event that neither (i) or (ii) apply, then the my assigned territory is the county or counties (and those counties contiguous to them) that I performed services in or assisted in performing services in for the Company, during the Look Back Period, which shall be presumed to include the state where I last resided when employed with the Company and those counties that fall (in whole or in part) within a one hundred (100) mile radius of any location at which I worked for the Company on either a regular or occasional basis during the Look Back Period; so long as Company continues to do business therein. I understand that I am responsible for seeking clarification from the Company’s Human Resources Leader or General Counsel if the scope of my assigned territory is unclear to me at any time. State and county references used herein include their equivalents.
i.    Solicitation Understandings. It will be presumed that to “solicit” means to interact with another person or entity with the purpose or foreseeable result being to cause or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It shall not include general advertising (such as “help wanted” ads) that are not targeted at the Company’s employees or customers. My Employee, Customer Nonsolicit and Key Relationship covenants are understood to be reasonably and logically limited by geography to those places or locations where the Covered Employees, Covered Customers, and Key

Relationship parties are located and available for solicitation or interference and I agree that no other geographic limitation is logical or necessary to make the restrictions reasonable.
j.    Limitations. Nothing in this Agreement or my Duty of Loyalty will prohibit me from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or from holding a passive investment through an independently controlled fund such as a mutual fund, provided that I am not a controlling person of, or a member of a group that controls, the business I am invested in, and further provided that I do not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit my employment in a non-competitive, independently operated subsidiary or business unit of a diversified company that would not be a Competitor but for common ownership with a Competitor so long as I provide written assurances regarding the non-competitive nature of my position that are satisfactory to the Company.
k.    Fairness Extension. If I violate one of the post-employment restrictions in this Agreement that contains a time limitation, the time period for the restriction at issue shall be extended by the greater of either: (i) one day for each day I remain in violation of the restriction, or (ii) the length of the legal proceedings necessary to secure enforcement of the restriction; provided, however, that this extension of time shall be capped so that it does not exceed the length of time originally proscribed for the restriction or a maximum of two years, and if this extension would make the restriction unenforceable under applicable law it will not be enforced. This is referred to as the “Fairness Extension.”
4.    Protected Activity. Nothing in this Agreement prohibits me from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission) an event that I reasonably and in good faith believe is a violation of law, requires notice to or approval from Company before doing so, or prohibits me from cooperating in an investigation conducted by such a government agency. I acknowledge notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order.
5.    Severability and Application of Presumptions. If an adjudicator (court or binding arbitrator) determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography) within the relevant adjudicator’s jurisdiction, the adjudicator will (for purposes of that jurisdiction) enforce the restrictions to such lesser extent as is allowed by law and/or reform the restriction where such is necessary to make it enforceable to protect the legitimate business interests of the Company. If, despite the foregoing, any provision in this Agreement is adjudicated to be void, illegal or unenforceable, then it shall be severed, and all other provisions contained in this Agreement shall remain in full force and effect as if the offending provision was never contained in this Agreement. A presumption provided for in this Agreement may only be overcome through clear and convincing evidence and shall not apply to a provision of the Agreement where its application would make the provision at issue unenforceable.
6.     Special Remedies. A violation of this Agreement by me would cause not only actual and compensable damage, but also irreparable harm and continuing injury to the Company for which there would not be an adequate remedy at law. Accordingly, if I should breach or threaten to breach this Agreement, the Company shall be entitled to temporary and permanent injunctive relief to enforce this Agreement in addition to, and not in lieu of, any and all other legal remedies to which it would otherwise be entitled. No bond will be required if an injunction is sought to enforce any of the covenants set forth herein; provided, however, that if a bond is deemed necessary for issuance of injunctive relief, a bond of $1,000 shall be presumed sufficient. In addition to, and not in lieu of injunctive relief to prevent further violations, the Company will have the right to recover from me a sum equal to thirty percent of the annual compensation of any Covered Employee that the Company loses as a result of (in whole or in part) my breach of the Duty of Loyalty and/or Employee Nonsolicit covenants in my Agreement. Company shall be deemed the prevailing party for all purposes if any relief is granted to it, irrespective of whether some relief requested by the Company is also denied. In the event that the Company pursues legal action to enforce the terms of this Agreement due to a breach or threatened breach by me, the Company shall be entitled to recover from me all costs and expenses, including without limitation, reasonable attorneys’ and paralegals’ fees and costs incurred by the Company in connection with any such litigation, in addition to any and all other rights and remedies; provided, however, that if controlling law would convert this recovery of attorney’s fees provision to a reciprocal obligation where either prevailing party can recover fees and costs, then the forgoing will not apply and each party will bear its own attorneys’ fees and costs.
7.    Beneficiaries, Successors, and Assigns. “Affiliate” refers to any entity under common ownership or control with SelectQuote, Inc., or a successor thereof, within the meaning of Rule 405 of the Securities Act of 1933. This Agreement shall automatically inure the benefit of, and may be enforced by, SelectQuote, Inc., Affiliates, and their successors, and assigns, who have a protectable interest covered by the Agreement. If my employment is transferred to an Affiliate, the Affiliate will assume the same position and rights as the original employing Company entity under this Agreement without the need for any further agreement by me. I agree to the assignment of this Agreement by Company and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer, or acquisition consummated by Company relating to all or part of their assets. I understand that my obligations under this Agreement are personal in nature and may not be assigned by me to someone else.

EXHIBIT C

SPECIAL BONUS AGREEMENT

I, Ryan Clement (the “Associate”), understand that I am eligible for a special bonus in the amount of $200,000, less applicable taxes and withholdings (the “Special Bonus”), if I remain employed with SelectQuote Insurance Services (the “Company”) through February 9, 2024 (the “Bonus Date”) and otherwise satisfy the terms and conditions of this Special Bonus Agreement, provided for below. I acknowledge that the Company’s decision to provide me with this Special Bonus opportunity is a discretionary decision of the Company, separate and apart from my salary and compensation for my services, and is provided as a benefit of remaining employed with the Company through the defined Bonus Date and devoting my full business time and efforts to the Company during that period.

1.    Distribution Schedule. I understand that the full amount of the Special Bonus shall be due and payable through the normal payroll run following [***].

No further distributions will be applicable after the Bonus Date.

2.    Earning Requirements. In order to earn the full Special Bonus, I must both: (i) remain employed with the Company through the Bonus Date and (ii) [***]. Should I [***] but not remain employed through the Bonus Date, I shall be entitled to retain $100,000 of the Special Bonus. I understand my compliance with this commitment is the “Earning Requirement” for the Special Bonus. I agree not to accept employment with another employer, quit, abandon, resign or otherwise terminate my employment relationship with the Company prior to the Bonus Date, and agree to avoid engaging in conduct that would be “cause” (as defined in the Executive Employment Agreement, dated as of the date hereof, between the Company and me (the “Employment Agreement”)) to terminate my employment through the Bonus Date. The Special Bonus is not earned incrementally. Remaining employed for any portion of time prior to the Bonus Date will not entitle me to a portion of the Special Bonus. Notwithstanding the above, if my employment is terminated by me for any reason or the Company for cause prior to the Bonus Date, the Special Bonus will be unearned in its entirety.

3.    Purpose. I understand that the purpose of this Special Bonus Agreement is to [***], stay employed with the Company through the Bonus Date, and to avoid any conduct or performance failure that would constitute “cause” (as defined in the Employment Agreement) to terminate my employment. I understand that the Company will be making significant investments in me such as providing me with certain confidential information and/or trade secrets related to my job, and/or will be paying me to develop key business relationships and goodwill for the benefit of the Company that have significant value in the industry. I further understand that these investments are made based upon my promise to remain with the Company through the Bonus Date and [***]. If I do not do so, the Company will lose the value of its investments in me, the loss of which I acknowledge would be equal to if not greater than the value of the Special Bonus.

4.    Repayment/Reimbursement Obligation. If I receive the Special Bonus in advance of the Bonus Date and do not comply with the Earning Requirement through the Bonus Date, then upon written demand by the Company, I will reimburse the Company a sum of money equal to the payments (on a pre-tax basis) I have received that I am not entitled to retain, as further set forth in Section 2 above (such amounts, the “Reimbursement Payments”). I will deliver the Reimbursement Payments to the Company within thirty (30) days after a written demand for payment is made upon me.

C-1

5.    Default. If I fail to make any of the Reimbursement Payments referred to in Section 4 above, I will be in default of this Agreement. In such event, all amounts due and owing under this Agreement will become immediately due and owing in their entirety without need for any further notice, demand, or other action by the Company. In the event of a default by me, the Company will also be entitled to (a) collect from me the full amount of the Special Bonus received by me (before taxes and withholdings) plus interest in the amount of 7% per annum, and (b) all reasonable and necessary attorneys’ fees, costs and expenses incurred by the Company.

6.    Employment Status. I understand that this Agreement does not alter my employment status with the Company.

7.    Governing Law and Venue. The law of the State of Kansas shall control the interpretation, application and enforcement of this Agreement and all claims related to or arising from it without reference to the conflict of law principles of Kansas or any other state that would provide to the contrary. Any legal claim or cause of action arising from or related to this Agreement that can be pursued in a court of law shall be pursued exclusively in a court of competent subject matter jurisdiction located in Johnson County, Kansas; and I consent to the exercise of personal jurisdiction over me by such courts and waive any objections I may have to the location of legal proceedings in Johnson County, Kansas, whether based on cost, convenience, location of witnesses or evidence, or otherwise.

8.    Severability. My obligations under this Agreement are severable. Should any of the provisions of this Agreement be declared illegal, invalid or unenforceable by a court or other tribunal of competent jurisdiction, the determination shall not affect the enforceability of the remaining provisions of this Agreement.

9.    Integration. I agree that I am not relying upon any representations (oral or written) by the Company or any other party that are not included in this document in making the decision to enter into this Agreement with the Company. This Agreement contains the full and complete understanding of the parties with regard to the terms and matters addressed in this Agreement.

10.    No Waiver. No waiver of a breach of any provision of this Agreement will be construed to be a waiver of any other breach of this Agreement, whether of a similar or dissimilar nature. Neither this Agreement nor any provision herein may be changed, waived, discharged or terminated orally. Any change, waiver or discharge must be in writing, signed by the party who is waiving or giving up an existing right or rights under the Agreement.

[Remainder of Page Intentionally Blank – Signature Page Follows]
C-2

    WHEREFORE, intending to be legally bound, I indicate my full, knowing and voluntary agreement to the terms of this Agreement by my signature below.

Agreed:

Associate

/s/ Ryan Clement	Date:	February 10, 2023
Signature

Ryan Clement	Address:	[***]
Associate Name

Company

SELECTQUOTE INSURANCE SERVICES

By:	/s/ Timothy Danker
Name:	Timothy Danker
Title:	Chief Executive Officer

C-3